EXHIBIT 10.5

March 31, 1997




Dennis C. Hood
Morgan Products Ltd.
469 McLaws Circle
Williamsburg, VA  23185

Dear Dennis:

         This letter sets forth our discussions regarding your separation of employment from Morgan Products Ltd. and its subsidiaries (collectively, the "Company") and represents the entire agreement between you and the Company with respect to any and all severance benefits to which you are entitled from the Company. This agreement incorporates the terms and provisions of the Special Severance/Retention Plan for Executive officers, dated March 30, 1994 (the "Plan"), including the modifications/enhancements dated April 13, 1994, which shall be incorporated herein by reference.

         1. In consideration of the benefits set forth herein, you agree to forfeit your right to any and all payments and benefits under the terms of the Plan. Notwithstanding the preceding sentence, except as specifically provided herein to the contrary, you shall be entitled to the benefits set forth in
Section 3.3(c) (including the modifications/enhancements to the Plan dated April 13, 1994) and Article 5 of the Plan (except that the cap under Article 5 of the Plan shall be 12.5% of your base salary). In addition, the terms and provisions of Articles 4, 6, 7, 8, and 9 (with the exception of sections 9.4 and 9.8) of the Plan shall apply for the purposes of this Agreement.

         2. Monday, March 31, 1997 shall serve as your date of notice under the Plan. The effective date of your termination will be Friday, May 30, 1997.

         3. Effective March 31, 1997 you are being placed on paid leave at your current bi-weekly rate of pay. During such leave, you will have no authority to act for or on behalf of the Company. Notwithstanding the foregoing, you agree to make yourself available to consult with the Company as needed. Outplacement services are being made available to you effective immediately, and you are free to begin to seek new employment or to pursue other self interests.

         4. In addition to the Company's obligations in respect of Article 5 of the Plan, as referred to in the second sentence of paragraph 1 above, the Company agrees to reimburse you, in an amount not to exceed $15,000, for your reasonable travel and lodging expenses incurred in connection with outplacement services provided by the Thompson Group in Milwaukee, Wisconsin.


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Dennis C. Hood
March 31, 1997
Page 2


         5. The Company will continue to pay you on a bi-weekly basis through May 30, 1997. You will receive your final regular paycheck on June 6, 1997. The total balance of your Deferred Compensation Account will be paid to you on June 20, 1997.

         6. On May 30, 1997 you will become eligible for certain severance payouts which shall be determined according to section 3.3(a) of the Plan (including the modification/enhancement to the Plan dated April 13, 1994). You and the Company agree that the amount payable to you hereunder is $428,278, which amount shall be aid to you in two equal installments of $214,139 on each of June 30, 1997 and January 3, 1998. This amount is inclusive of the amount of vacation payable to you in respect of Section 3.3 (c) of the Plan and referred to in the second sentence of paragraph 1 above.

         7. Short-term and long-term disability coverage, and participation in the Company's 401(k) plan and Deferred Compensation plan, will terminate on Friday, May 30, 1997.

         8. The Company also agrees to provide you with an additional lump sum payment of $51,090, which will be paid to you in two equal installments of $25,545 on each of June 30, 1997 and January 3, 1998.

         9. You agree to be available at such reasonable times as may be requested by the Company over the next six months to provide the Company with general consulting services, to include, without limitation, consulting in connection with upcoming labor negotiations. The Company agrees to pay you $25,000 for such consulting services, which amount shall be paid to you in two equal installments of $12,500 on each of June 30, 1997 and January 3, 1998.

         10.      In consideration of 3, 4, and 8 above you agree as follows:

         (a) You will not directly or indirectly use, attempt to use, disclose, or otherwise make known to any person or entity any knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, and processes, as well as any data and records pertaining thereto, which you may have acquired in the course of your employment; or any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade




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Dennis C. Hood
March 31, 1997
Page 3

secrets, or memoranda of the Company or its affiliates, unless the Company agrees in advance in writing to allow you to do so.

         (b) You agree that you will not disparage, either orally or in writing, the company or its Officers, Directors and employees, and that you will not in any way assist, aid or participate in the pursuit of any investigations, claims or charges brought against or with respect to the Company or its Officers, Directors and employees, except in response to a lawfully issued subpoena.

         (c) With the exception of obligations set forth in this letter and the fulfillment of same by the Company, you hereby waive and release the Company, its successors and assigns, their Officers, Directors, and employees from all liabilities, obligations, damages, claims, causes of action and demands, whatsoever, and agree not to sue or file any claim against the Company or the Company's successors or assigns, their Officers, Directors, and employees which you now have or hereafter can, shall or may have, including but not limited to any claims or rights under federal, state or local laws prohibiting age (including but not limited to all claims or rights arising under any statutes, including but not limited to the Age Discrimination in Employment Act), race, sex, national origin, religion, or other forms of discrimination, any common law contract, tort or other claims. In the waiver of your rights arising under the Age Discrimination in Employment Act, it is understood that you are not waiving any right that arises after this agreement is executed.

         11. In the event of inquiry from prospective employers, the Company will respond to such reference inquiries and will refrain from making negative comments about you or your performance.

         12. It is understood that the terms of my letter to you dated November 2, 1994 in regard to relocation to the Midwest will be honored at any time during the twenty-four month period following your termination.

         13. It is understood that, upon expiration of the fringe benefit continuation period set forth in Section 3.3 (c) of the Plan (including the modifications/enhancements to the Plan dated April 13, 1994), and referred to in the second sentence of paragraph 1 above, you will, to the extent you are eligible under the terms of relevant benefit plans, be considered to have retired.




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Dennis C. Hood
March 31, 1997
Page 4

         14. You agree that you have read this agreement carefully, and that you were given a period of at least 21 days from its date of issuance in which to execute this agreement, and that you understand you also may revoke this agreement at any time during a seven-day period following the date of execution in which case this agreement will have no force and effect.

         15. You are advised to consult with an attorney prior to executing this agreement, and you acknowledge you have been given a reasonable opportunity to do so.

MORGAN PRODUCTS LTD.


By:      /s/ Larry R. Robinette
         ---------------------------
         Larry R. Robinette
         President and Chief Executive Officer


ACCEPTED AND AGREED:

         /s/ Dennis Hood                     March 31, 1997
         ---------------------------        --------------------
         Dennis C. Hood                              Date

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